Supreme Court of Pennsylvania

Court of Common Pleas
Civil Cover Sheet

YORK County

For Prothonotary Use Only:

Docket No:

The information collected on this form is used solely for court administration purposes. This form does not supplement or replace the filing and service of pleadings or other papers as required by law or rules of court.

SECTION A

Commencement of Action:
- ☐ Complaint
- ☐ Writ of Summons
- ☒ Petition
- ☐ Transfer from Another Jurisdiction
- ☐ Declaration of Taking

Lead Plaintiff's Name: Driver Opportunity Partners I LP	Lead Defendant's Name: Codorus Valley Bancorp, Inc.
Are money damages requested? ☐ Yes ☒ No	Dollar Amount Requested: (check one) ☐ within arbitration limits ☐ outside arbitration limits
Is this a *Class Action Suit*? ☐ Yes ☒ No	**Is this an *MDJ Appeal*?** ☐ Yes ☒ No

Name of Plaintiff/Appellant's Attorney: Thomas E. Brenner (32085)

☐ **Check here if you have no attorney (are a Self-Represented [Pro Se] Litigant)**

SECTION B

Nature of the Case: Place an "X" to the left of the **ONE** case category that most accurately describes your ***PRIMARY CASE.*** If you are making more than one type of claim, check the one that you consider most important.

TORT *(do not include Mass Tort)*
- ☐ Intentional
- ☐ Malicious Prosecution
- ☐ Motor Vehicle
- ☐ Nuisance
- ☐ Premises Liability
- ☐ Product Liability *(does not include mass tort)*
- ☐ Slander/Libel/ Defamation
- ☐ Other:

MASS TORT
- ☐ Asbestos
- ☐ Tobacco
- ☐ Toxic Tort - DES
- ☐ Toxic Tort - Implant
- ☐ Toxic Waste
- ☐ Other:

PROFESSIONAL LIABLITY
- ☐ Dental
- ☐ Legal
- ☐ Medical
- ☐ Other Professional:

CONTRACT *(do not include Judgments)*
- ☐ Buyer Plaintiff
- ☐ Debt Collection: Credit Card
- ☐ Debt Collection: Other
- ☐ Employment Dispute: Discrimination
- ☐ Employment Dispute: Other
- ☐ Other:

REAL PROPERTY
- ☐ Ejectment
- ☐ Eminent Domain/Condemnation
- ☐ Ground Rent
- ☐ Landlord/Tenant Dispute
- ☐ Mortgage Foreclosure: Residential
- ☐ Mortgage Foreclosure: Commercial
- ☐ Partition
- ☐ Quiet Title
- ☐ Other:

CIVIL APPEALS

Administrative Agencies
- ☐ Board of Assessment
- ☐ Board of Elections
- ☐ Dept. of Transportation
- ☐ Statutory Appeal: Other
- ☐ Zoning Board
- ☐ Other:

MISCELLANEOUS
- ☐ Common Law/Statutory Arbitration
- ☐ Declaratory Judgment
- ☐ Mandamus
- ☐ Non-Domestic Relations Restraining Order
- ☐ Quo Warranto
- ☐ Replevin
- ☒ Other: Motion to Compel

DRIVER OPPORTUNITY PARTNERS I LP, Plaintiff	: IN THE COURT OF COMMON PLEAS : YORK COUNTY, PENNSYLVANIA
Against	: Docket No.
CODORUS VALLEY BANCORP, INC., :	:
Defendant	:

NOTICE

YOU HAVE BEEN SUED IN COURT. If you wish to defend against the claims set forth in the following pages, you must take action within twenty (20) days after this complaint and notice are served, by entering a written appearance personally or by attorney and filing in writing with the court your defenses or objections to the claims set forth against you. You are warned that if you fail to do so the case may proceed without you and a judgment may be entered against you by the court without further notice for any money claimed in the complaint or for any other claim or relief requested by the plaintiff. You may lose money or property or other rights important to you.

YOU SHOULD TAKE THIS PAPER TO YOUR LAWYER AT ONCE. IF YOU DO NOT HAVE A LAWYER, GO TO OR TELEPHONE THE OFFICE SET FORTH BELOW. THIS OFFICE CAN PROVIDE YOU WITH INFORMATION ABOUT HIRING A LAWYER.

IF YOU CANNOT AFFORD TO HIRE A LAWYER, THIS OFFICE MAY BE ABLE TO PROVIDE YOU WITH INFORMATION ABOUT AGENCIES THAT MAY OFFER LEGAL SERVICES TO ELIGIBLE PERSONS AT A REDUCED FEE OR NO FEE.

York County Bar Association
Lawyer Referral Service
137 East Market Street
York, Pennsylvania, 17401
Telephone No. 717-854-8755

DRIVER OPPORTUNITY PARTNERS I LP, Plaintiff	: IN THE COURT OF COMMON PLEAS : YORK COUNTY, PENNSYLVANIA
Against	: Docket No.
CODORUS VALLEY BANCORP, INC., Defendant	:

NOTICIA

Le has demandado a usted en la corte. Si usted quiere defenderse de estas demandas expuestas en las paginas siguintes, useted tiene viente (20) dias de plaza al partir de las fecha de la demanda y la notificacion. Usted debe presentar una apariencia escrita o en persona o por abogado y archivar en la corte en forma escrita sus defensas o sus objectiones a las demandas en contra de su persona. Sea adisado que si usted no se defiende, la sin previo aviso o notificacion y por cualquier quja o puede perder dinero o sus propiendades o otros derechos importantes para usted.

LLEVE ESTA DEMANDA A UN ABOGADO IMMEDIATAMENTE. SI NO TIENE ABOGADO O SI NO TIENE EL DINERO SUGICIENTE DE PAGAR TAL SERVICIO, VAYA EN PERSONA O LLAME POR TELEFONO A LA OPICINA CUYA DIRECCI9ON SE ENCUENTRA ESCRITA ABAJO PARA AVERIGUAR DONDE SE PUEDE CONSEQUIR ASISTENCIA LEGAL.

York County Bar Association
Lawyer Referral Service
137 East Market Street
York, Pennsylvania, 17401
Telephone No. 717-854-8755

Thomas E. Brenner, Esquire (32085)
Bruce Grossman, Esquire (95028)
CALDWELL & KEARNS, P.C.
3631 N. Front Street
Harrisburg, PA 17110
tbrenner@cklegal.net / bgrossman@cklegal.net
(717) 934-4089 / (717) 934-4058
(717) 232-2766 Facsimile
Attorneys for Plaintiff

DRIVER OPPORTUNITY PARTNERS I LP, Plaintiff, -against- CODORUS VALLEY BANCORP, INC., Defendant.	**IN THE COURT OF COMMON PLEAS OF YORK COUNTY, PENNSYLVANIA** **Case No.** ______________ **CIVIL-ACTION LAW**

MOTION TO COMPEL STATUTORY INSPECTION AND EXAMINATION OF CORPORATE BOOKS AND RECORDS

Plaintiff Driver Opportunity Partners I LP ("Plaintiff"), by and through its undersigned counsel, CALDWELL & KEARNS, P.C., hereby submits the following Motion to Compel Statutory Inspection and Examination of Corporate Books and Records against Codorus Valley Bancorp, Inc. (the "Company"), and in support thereof states:

THE PARTIES

1. Plaintiff Driver Opportunity Partners I LP is a limited partnership organized and existing under the laws of the State of Delaware, having an address at 250 Park Avenue, New York, NY 10177.

2. Defendant Codorus Valley Bancorp, Inc. is a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, which regularly conducts business at 105 Leader Heights Road, York, Pennsylvania 17405.

NATURE OF THE ACTION

3. This is an action pursuant to Section 1508(c) of the Pennsylvania Business Corporation Law (15 Pa.C.S. §1508) to enforce Plaintiff's statutory rights as a shareholder of a Pennsylvania business corporation to inspect and examine the books and records of the corporation in which Plaintiff is a shareholder.

4. Plaintiff brings this action because the Company has refused to permit the inspection and examination of documents sought to be inspected by Plaintiff under Pennsylvania Business Corporation Law.

VENUE

5. In accordance with Pennsylvania Rule of Civil Procedure 2179, venue is proper in York County because the Company regularly conducts business in York County.

FACTUAL BACKGROUND

6. The Company is a bank holding company. PeoplesBank, A Codorus Valley Company, is a wholly owned bank subsidiary of the Company and a Pennsylvania chartered bank that offers a full range of consumer, business, wealth management, and mortgage services in 26 full service branch locations throughout South Central Pennsylvania and Central Maryland. According to its most recent annual report for the fiscal year ending December 31, 2020, PeoplesBank had total deposits of $1.86 billion and total gross loans of $1.54 billion.

7. The Company's common stock trades on the NASDAQ Global Market under the ticker "CVLY." As of October 7, 2021, the Company's market capitalization was approximately $224 million.

8. Plaintiff has been a shareholder of the Company since 2021 and is the record holder of 1,000 shares of the Company's Common Stock and the beneficial holder of approximately 640,880 shares of the Common Stock of the Company, which equates to approximately 6.5% of the Company's outstanding equity, valued at approximately $14.2 million at the current market price of the Company's Common Stock as of the date of this filing.

9. On September 22, 2021, Plaintiff, in accordance with Section 1508(c) of the Pennsylvania Business Corporation Law (15 Pa.C.S. §1508), made a written request on the Company to produce for inspection and examination certain of its corporate books and records. See September 22, 2021, letter attached to this Petition as Exhibit "A".

10. Plaintiff's request to inspect and examine the corporate books and records was and is proper and within the meaning of Section 1508(c) of the Pennsylvania Business Corporation Law (15 Pa.C.S. §1508) as it was and is reasonably related to Plaintiff's interest as a shareholder in the Company.

11. The purpose for which the inspection is sought is to determine whether the Company is being managed properly. Specifically, the purpose of Plaintiff's demand is to investigate: (i) why the Board and the Compensation Committee determined to substitute pre-tax, pre-provision income ("PTPPI") as a performance measure for purposes of the Company's Executive Incentive Plan and determine whether the Company's Board and the Compensation Committee understood the ramifications of that decision, including without limitation, the fact that such decision (a) could provide an incentive for increased risk taking and inadequate pricing of

risk, (b) reduce the incentive to seek recoveries with respect to bad loans, and (c) created a fundamental conflict of interest between the Company's five named executive officers (each an "NEO") (who had an incentive to make more loans without being accountable for the consequences if those loans went bad) and shareholders and the Company (who bore the risk of bad credit decisions); (ii) whether the NEOs "lowered the bar" in order to increase their chances of getting greater cash incentive compensation and whether the Board and the Compensation Committee understood that the return-on-equity component of the corporate performance goals prepared by Company management for use in connection with the Company's 2020 Executive Incentive Plan (the "2020 Performance Goals") had been lowered in expectation of increased credit costs; (iii) the degree to which the Board and the Compensation Committee engaged in any critical review of the 2020 Performance Goals or whether they simply rubberstamped performance goals prepared by the NEOs; (iv) whether the Board and the Compensation Committee made use of any reports, analysis, or studies prepared by any compensation consultants in formulating and implementing the 2020 Executive Incentive Plan; and (v) whether the Board ever considered the ramifications of including NEOs (who could benefit from excessive risk taking) on the Enterprise Risk Management Committee.

12. Plaintiff has fully complied with all of the statutory requirements under Section 1508 of the Pennsylvania Business Corporation Law (15 Pa.C.S. § 1508) governing the form and manner of making its demand.

13. The Company received Plaintiff's demand by electronic mail on September 22, 2021, and a hard copy of Plaintiff's demand on September 24, 2021, as evidenced by the FedEx proof of delivery attached to this Motion as Exhibit "B".

14. By letter dated September 29, 2021, the Company's counsel responded to Plaintiff's demand and disputed Plaintiff's right to inspect and examine the Company's corporate books and records pursuant to Section 1508(c) of the Pennsylvania Business Corporation Law (15 Pa.C.S. §1508). See September 29, 2021, letter attached to this Complaint as Exhibit "C".

15. To date, the Company has refused to permit Plaintiff's requested inspection of the Company's corporate books and records, including the following:

i. All documents relating to the decision (such decision, the ("PTPPI Decision") by the Corporation's board of directors (the "Board") and/or the compensation committee thereof (the "Compensation Committee") to use pre-tax, pre-provision income ("PTPPI") as a performance measure for purposes of the Corporation's annual executive incentive plan (the "Executive Incentive Plan"), including without limitation any documents relating to the decision to replace net income as a performance measure with PTPPI;

ii. All documents relating to the Compensation Committee's review of the 2020 Executive Incentive Plan including without limitation any documents relating to the Compensation Committee's analysis and consideration of whether the performance goals under the 2020 Executive Incentive Plan "include[d] measures intended to ensure that participating executives do not engage in activities or behaviors that create undue risk for the Corporation";

iii. All documents relating to services performed by Meridian Compensation Partners, LLC (or any similar compensation consultant) for the Compensation Committee in connection with the 2020 Executive Incentive Plan, including without limitation any description of scope of work, analysis of or recommendations with respect to performance measures, reviews or analysis of compensation practices and/or any benchmarking, peer comparison or similar analyses;

iv. All documents relating to the review or analysis by the Board or the Compensation Committee of proposed corporate performance goals (including without limitation goals relating to PTPPI, return on equity and efficiency ratio) prepared by the management of the Corporation for use in connection with the 2020 Executive Incentive Plan (such goals, the "2020 Performance Goals");

v. All documents relating to any budget projections prepared by management of the Corporation in connection with the 2020 Performance Goals, including without limitation, any analysis of whether any loans made to Richard Welkowitz or any of his affiliates would (such loans, the "Welkowitz Loans"), during the 2020 calendar year, be charged off, require any (or any additional) specific allowance and/or suffer any adverse credit rating migration as well as any analysis of whether the

occurrence of any of those events would reduce the Corporation's return on equity for the year ended December 31, 2020;

vi. All documents relating to any discussion or consideration by the Board regarding whether the Executive Incentive Plan (including without limitation the use of PTPPI as a performance measure) constitutes an "*unsafe and unsound practice*;"

vii. All documents relating to any discussion or consideration by the Board regarding whether the NEOs (particularly in light of the incentives created by the PTPPI Decision) were "*taking the steps necessary to identify, measure, monitor and control*" credit risk; and

viii. All documents relating to any discussion or consideration by the Board as to whether having at least four NEOs (out of ten members) serve on the Corporation's enterprise risk management committee (the "Enterprise Risk Management Committee"), which "*provides general risk oversight and is generally responsible for risk management*," was appropriate in light of the incentives created by the PTPPI Decision as well as any discussion or consideration by the Board of potential or possible prophylactic measures to be taken to ensure the NEO members of the Enterprise Risk Management Committee did not allow the incentives created by the PTPPI decision to color their views and considerations of credit risk.

16. Pursuant to Section 1508(c) of the Pennsylvania Business Corporation Law (15 Pa.C.S. §1508), Plaintiff has the statutory right to enforce its rights by seeking an Order from this Court compelling the inspection and examination sought, since the inspection sought is for various proper purposes and fully consistent with his rights and duties as a shareholder of the Company.

17. A proposed form Rule to Show Cause Order is attached.

WHEREFORE, Plaintiff respectfully requests that the Court enter judgment in its favor and against Defendant Codorus Valley Bancorp, Inc. and enter an Order directing the inspection and examination sought within ten (10) business days, and awarding such other and further relief as the Court demes just and appropriate under the circumstances.

[Continued on following page]

Respectfully submitted,

CALDWELL & KEARNS, P.C.

By: /s/ Thomas E. Brenner
Thomas E. Brenner, Esquire (32085)
Bruce Grossman, Esquire (95028)
3631 N. Front Street
Harrisburg, PA 17110
tbrenner@cklegal.net / bgrossman@cklegal.net
(717) 934-4089 /(717) 934-4058
(717) 232-2766 Facsimile
Attorneys for Plaintiff

Date: October 29, 2021

Thomas E. Brenner, Esquire (32085)
Bruce Grossman, Esquire (95028)
CALDWELL & KEARNS, P.C.
3631 N. Front Street
Harrisburg, PA 17110
tbrenner@cklegal.net / bgrossman@cklegal.net
(717) 934-4089 / (717) 934-4058
(717) 232-2766 Facsimile
Attorneys for Plaintiff

DRIVER OPPORTUNITY PARTNERS I LP, Plaintiff, -against- CODORUS VALLEY BANCORP, INC., Defendant.	**IN THE COURT OF COMMON PLEAS OF YORK COUNTY, PENNSYLVANIA** **Case No. ____________** **CIVIL-ACTION LAW**

RULE TO SHOW CAUSE

AND NOW, this day of October, 2021, upon consideration of the foregoing motion, it is hereby ordered that

(1) Defendant is directed to show cause why Plaintiff's Motion to Compel Statutory Inspection and Examination of Corporate Books and Records should not be granted.

(2) Defendant shall file an answer to Plaintiff's Motion within twenty days of service upon the respondent;

(3) This Rule is returnable _____ days from service;

(4) Notice of the entry of this order shall be provided to all parties by the Plaintiff.

BY THE COURT:

Dated: ______________________

EXHIBIT A

DMC
DRIVER MANAGEMENT COMPANY LLC

September 22, 2021

Timothy J. Nieman, Esq.
Corporate Secretary
Codorus Valley Bancorp, Inc.
105 Leader Heights Road
York, PA 17405

Via Email

Mr. Nieman,

Driver Opportunity Partners I LP (together with its general partner, Driver Management Company LLC, "Driver") is the record owner of 1,000 shares of the common stock (the "Common Stock"), $2.50 par value, of Codorus Valley Bancorp, Inc. (the "Corporation"; its banking subsidiary, PeoplesBank, A Codorus Valley Corporation, the "Bank").[1] Pursuant to 15 Pa. C.S.. § 1508, Driver is hereby exercising its right to inspect certain books and records and demands to inspect (and make copies or extracts therefrom) the following (collectively, the "Books and Records"):

1. All documents relating to the decision (such decision, the ("PTPPI Decision") by the Corporation's board of directors (the "Board") and/or the compensation committee thereof (the "Compensation Committee") to use pre-tax, pre-provision income ("PTPPI") as a performance measure for purposes of the Corporation's annual executive incentive plan (the "Executive Incentive Plan"), including without limitation any documents relating to the decision to replace net income as a performance measure with PTPPI;

2. All documents relating to the Compensation Committee's review of the 2020 Executive Incentive Plan including without limitation any documents relating to the Compensation Committee's analysis and consideration of whether the performance goals under the 2020 Executive Incentive Plan "include[d] measures intended to ensure that participating executives do not engage in activities or behaviors that create undue risk for the Corporation";

3. All documents relating to services performed by Meridian Compensation Partners, LLC (or any similar compensation consultant) for the Compensation Committee in connection with the 2020 Executive Incentive Plan, including without limitation any description of scope of work, analysis of or recommendations with respect to performance measures, reviews or analysis of compensation practices and/or any benchmarking, peer comparison or similar analyses;

4. All documents relating to the review or analysis by the Board or the Compensation Committee of proposed corporate performance goals (including without limitation goals relating to PTPPI, return on equity and efficiency ratio) prepared by the management of the Corporation for use in connection with the 2020 Executive Incentive Plan (such goals, the "2020 Performance Goals");

5. All documents relating to any budget projections prepared by management of the Corporation in connection with the 2020 Performance Goals, including without limitation, any analysis of whether any loans made to Richard Welkowitz or any of his affiliates would (such loans, the "Welkowitz Loans"), during the 2020 calendar year, be charged off, require any (or any additional) specific allowance and/or

[1] In the aggregate, both of record and beneficially, Driver Fund owns 640,880 shares of Common Stock.

suffer any adverse credit rating migration as well as any analysis of whether the occurrence of any of those events would reduce the Corporation's return on equity for the year ended December 31, 2020;

6. All documents relating to any discussion or consideration by the Board regarding whether the Executive Incentive Plan (including without limitation the use of PTPPI as a performance measure) constitutes an "*unsafe and unsound practice;*"

7. All documents relating to any discussion or consideration by the Board regarding whether the NEOs (particularly in light of the incentives created by the PTPPI Decision) were "*taking the steps necessary to identify, measure, monitor and control*" credit risk; and

8. All documents relating to any discussion or consideration by the Board as to whether having at least four NEOs (out of ten members) serve on the Corporation's enterprise risk management committee (the "Enterprise Risk Management Committee"), which "*provides general risk oversight and is generally responsible for risk management,*" was appropriate in light of the incentives created by the PTPPI Decision as well as any discussion or consideration by the Board of potential or possible prophylactic measures to be taken to ensure the NEO members of the Enterprise Risk Management Committee did not allow the incentives created by the PTPPI decision to color their views and considerations of credit risk.

As more fully described in the Corporation's Notice of Annual Meeting of Shareholders and Proxy Statement dated April 2, 2021 (the "2020 Proxy Statement"), for the year 2020, the Corporation paid cash bonuses to the five executives named in the 2020 Proxy (the "NEOs") pursuant to the 2020 Executive Incentive Plan.[2] The amount of the cash bonuses were determined based on whether the Corporation achieved certain targets for three specific performance measures (PTPPI, return on equity and efficiency ratio) as well as individual performance goals specific to each NEO. Each of the three specific performance measures as well as the individual performance goals were assigned a percentage weight representing the portion of the cash bonus that could be earned with respect to meeting the targets for that performance measure. Failing to meet the minimum target for any performance measure did not impact whether a cash bonus would be paid with respect to any other performance measure. For instance, the minimum threshold for return on equity for 2020 was 8.63% and the Corporation's actual performance for that year was 4.35% and return on equity was weighted at 25%, so the NEO's were ineligible to receive 25% of the theoretical maximum amount that could be paid under the 2020 Executive Incentive Plan, but still received payments pursuant to the 2020 Executive Incentive Plan because other performance targets were met.[3] Of the three specific performance measures and individual performance goals, PTPPI was the most heavily weighted at 40%.

For a bank, provision—more accurately, provision for loan losses—for any period is "an expense charged to earnings to cover the estimated losses attributable to uncollected loans" and represents the increase (or decrease, in the case of a negative provision) to the bank's allowance for loan losses.[4] Generally speaking, for any period, provision reflects how well the bank has done in maintaining its asset quality. When credit issues arise, provision goes up, either to increase the allowance, which represents management's estimate of potential future loan losses, or to replenish the allowance for losses incurred during that period. PTPPI represents income for a period before deducting, and is not impacted by, any tax or provision expense. Since PTPPI is not affected by provision, PTPPI is not adversely affected by loan losses or other credit costs.[5] In other words, PTPPI goes up when the bank makes more loans, but doesn't go down if those loans go bad. Charging off loans generally has no impact on PTPPI, even though charge-offs can negatively (and potentially materially) impact earnings. With respect to the 2020 Executive

---

[2] https://www.sec.gov/Archives/edgar/data/0000806279/000089710121000271/codorus210474_def14a.htm
[3] For 2020, the NEOs received, in the aggregate, $248,894 pursuant to the 2020 Executive Incentive Plan. The Corporation's shareholders did not fare as well: total shareholder return for year ended December 31, 2020 was -23.74%. Put another way, the market value for all of the outstanding shares of the Corporation's common stock declined by approximately $60 million during 2020. Source: S&P Capital IQ.
[4] https://www.sec.gov/Archives/edgar/data/0000806279/000080627921000051/c279-20210630x10q.htm#MDAA
[5] To the extent that loan losses result in fewer earning assets, loan losses can have an effect on PTPPI but the effect in any period is likely to be de minimis.

Incentive Plan, specifically, there was no real consequence to 40% of the theoretical maximum amount that could be paid under that plan if any loans went bad during 2020. Tying bank executives' incentive compensation to PTPPI creates an incentive for those executives to have the bank make more loans without holding them accountable if those loans go bad and may encourage greater risk taking. Prior to 2019, net income, rather than PTPPI, was used as a performance measure for purposes of the Executive Incentive Plan.

Pursuant to 12 C.F.R. Appendix D-1 to Part 208, FDIC insured depository institutions are prohibited from paying "*compensation that could lead to a material financial loss*" because it is considered an "*unsafe and unsound practice.*" Basing incentive compensation on PTPPI could lead to excessive risk taking with respect to underwriting loans, which in turn, could lead to significant losses if those loans go bad. In addition to the harm that practice might cause to the Corporation and its shareholders, such practice may also run afoul of federal banking regulations, the consequences of which may also cause harm to the Corporation and its shareholders.[6]

A sharp increase in provision expense during a period usually corresponds to a sharp decrease in profitability measures, including return on equity. The threshold for meeting the performance goal for return on equity for the 2020 Performance Goals represented a marked (approximately 13%) decrease from the prior year. Driver does not believe that the year over year decrease in the return on equity performance goal was the result of the Corporation or its management anticipating the impact of the COVID-19 pandemic. Rather, Driver believes that the NEOs, and specifically the Corporation's Chief Executive Officer and Chief Operating Officer anticipated that return on equity for the year ended December 31, 2020 would be lower due to credit costs associated with the Welkowitz Loans and sought to lower with respect to that performance goal to enable the NEOs to still receive the portion of the cash bonus attributable to the return on equity performance goal, even though the Corporation's profitability would suffer (collectively, "Lowering the Bar")

Under Pennsylvania law, Driver has the right to make its own inspection of the Books and Records and make its own determination as to whether the Corporation is being properly managed.[7] Broadly speaking, there are three purposes of this investigation. First, to determine whether or not the Board understood that the PTPPI Decision (x) would incentivize NEOs to cause the Bank to make more loans without any corresponding incentives to maintain stringent underwriting standards or price risk appropriately and (y) could lead to excessive risk taking. Either the Board understood the obvious and predictable ramifications of the PTPPI Decision and was acting recklessly and in disregard of the best interests the Corporation and its Shareholders or it did not understand those ramifications and failed to exercise even a modicum of due care in making the PTPPI Decision: in either case, the Board failed to manage the Corporation properly.

The second purpose of this demand is to determine whether the NEOs had Lowered the Bar for the return on equity component of the 2020 Performance Goals and, if so, whether the Board understood that had happened. To extent the NEOs were Lowering the Bar, either the Board understood that the NEOs were manipulating the 2020 Performance Goals to mitigate the impact of expected credit losses or they didn't: either way, the Board was complicit in establishing performance goals for the 2020 Executive Incentive Plan that failed to hold the NEOs accountable for expected credit losses.

The third purpose of this demand is to determine whether the Board realized or considered that the same NEOs who could have been incentivized to cause the Bank to take on excessive risk in order to increase PTPPI were also serving on the Enterprise Risk Management Committee and charged with "*general risk oversight and [were] generally responsible for risk management.*" Driver would like to determine whether or not the Board understood

---

[6] Recent guidance issued by the Board of Governors of the Federal Reserve System provides that "the board of directors [of a banking institution] should consider whether management is taking the steps necessary to identify, measure, monitor, and control [risk]." https://www.federalreserve.gov/supervisionreg/srletters/SR1611a1.pdf
[7] See, Zerbey v. J.H. Zerbey Newspapers, Inc., 560 A.2d 191, 198 (Pa. Super. Ct. 1989)(holding that wanting to determine whether a corporation "is being properly managed in a general sense" constitutes a proper purpose under 15 Pa. C.S. § 1508).

that having the NEOs serve on the Enterprise Risk Management Committee was tantamount to having the fox guard the hen house.

Taken as whole, Driver is making this demand to inspect the Books and Records to determine if the Board was complicit in or ignorant of compensation arrangements and risk management practices that rewarded the NEOs even as the Corporation and its shareholders bore the costs of bad loans and that may continue to encourage excessive risk taking without any effective oversight.

Driver is making this demand to inspect the Books and Records to determine whether the Corporation is being managed properly. Specifically, the purpose of this demand is to investigate: (i) why the Board and the Compensation Committee determined to substitute PTPPI as a performance measure for purposes of the Executive Incentive Plan and determine whether the Board and the Compensation Committee understood the ramifications of that decision, including without limitation, the fact that such decision (a) could provide an incentive for increased risk taking and inadequate pricing of risk, (b) reduce the incentive to seek recoveries with respect to bad loans and (c) created a fundamental conflict of interest between the NEOs (who had an incentive to make more loans without being accountable for the consequences if those loans went bad) and shareholders and the Corporation (who bore the risk of bad credit decisions) (ii) whether the NEOs Lowered the Bar in order to increase their chances of getting greater cash incentive compensation and whether the Board and the Compensation Committee understood that the return on equity component of the 2020 Performance Goals had been lowered in expectation of increased credit costs; (iii) the degree to which the Board and the Compensation Committee engaged in any critical review of the 2020 Performance Goals or whether they simply rubberstamped performance goals prepared by the NEOs; (iv) whether the Board and the Compensation Committee made use of any reports, analysis or studies prepared by any compensation consultants in formulating and implementing the 2020 Executive Incentive Plan; and (v) whether the Board ever considered the ramifications of including NEOs (who could benefit from excessive risk taking) on the Enterprise Risk Management Committee.

Pursuant to 15 Pa. C.S. § 1508(c), the Corporation has five business days from the date hereof to reply to this demand. Please advise the undersigned as promptly as practicable when and where the books and records covered by this demand will be made available to Driver. To the extent the Corporation wishes to provide Driver with copies of the books and records covered by this demand, Driver will bear the reasonable out of pocket costs incurred by the Corporation in copying and delivering those books and records to Driver. If the Corporation contends this demand is incomplete or deficient in any respect, please notify the undersigned immediately in writing setting for the facts that the Corporation contends support its position and specifying any additional information believed to be required. In the absence of such prompt notice, Driver will assume that this demand complies in all respects with the requirements of 15 Pa. C.S. § 1508.

Driver Opportunity Partners I LP
By: Driver Management Company, its general partner

By: J. Abbott R. Cooper
Managing Member

Cc: Stacey Scrivani
Andrew Freedman

I verify that the statements made in this demand are true and correct. I understand that any false statements made herein are subject to the penalties of 18 Pa. C.S. § 4904.

Date: 9/27/21

Signed: J. Abbott R. Cooper

EXHIBIT B

FedEx

October 08, 2021

Dear Customer,

The following is the proof-of-delivery for tracking number: 284021175280

Delivery Information:

Status:	Delivered	**Delivered To:**	Receptionist/Front Desk
Signed for by:	S.ROBERTSON	**Delivery Location:**	105 LEADERS HEIGHTS RD
Service type:	FedEx Standard Overnight		
Special Handling:	Deliver Weekday		YORK, PA, 17405
		Delivery date:	Sep 24, 2021 14:00

Shipping Information:

Tracking number:	284021175280	**Ship Date:**	Sep 23, 2021
		Weight:	0.5 LB/0.23 KG

Recipient:
Timothy Nieman, Codorus Valley Bancorp
105 Leader Heights Road
YORK, PA, US, 17405

Shipper:
Abbott Cooper,
250 Park Avenue
Seventh Floor
New York, NY, US, 10177



Thank you for choosing FedEx

EXHIBIT C

Stevens & Lee

111 N. Sixth Street
P.O. Box 679
Reading, PA 19603
(610) 478-2000
www.stevenslee.com

Direct Dial: (610) 478-2086
Email: stacey.scrivani@stevenslee.com
Direct Fax: (610) 988-0812

September 29, 2021

VIA EMAIL (afreedman@olshanlaw.com)
and FEDERAL EXPRESS

Andrew Freedman
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019

Re: Driver Management Company LLC 9/22/21 Section 1508 Request for Books and Records

Dear Mr. Freedman:

As you know, we are counsel for Codorus Valley Bancorp, Inc. (the "Company"). This letter responds to your client's, Driver Opportunity Partners I LP's ("Driver"), September 22, 2021 letter (the "Third Demand") identified as a books and records demand pursuant to 15 Pa. C.S. § 1508 ("Section 1508"). The Third Demand was sent less than 48 hours after our telephone call late Monday afternoon when you delivered your client's "message" that the Company's Board must either submit to Driver's demands to place a shareholder representative on the Board and run a sale process or Driver's principal, Abbott Cooper, will "keep coming for the Board" (the "Board Threat"). In other words, you have confirmed your client's true purpose for sending the Third Demand is to promote the larger campaign to exert pressure on the Board to bend to Driver's will. This is not a proper purpose under Section 1508, and the Third Demand is rejected. *See State ex rel. Miller v. Loft, Inc.*, 34 Del. 538, 156 A. 170 (Del. Super. Ct. 1931) ("where the motive or purpose of the examination is mere curiosity, or where it is sought to be made for same indefinite, doubtful, uncertain, or mere vexatious purpose, or where it has no relation to the relator's interest, as a stockholder, in the corporation, it would not be a proper purpose within this rule").

Of course, beyond the obligation to have a true proper purpose, Section 1508(b) and the cases interpreting it require that the "purpose reasonably relate to the interest of the person as a shareholder" and the demand be made in good faith.15 Pa. C.S. § 1508; *Hagy v. Premier Mfg. Corp.*, 172 A.2d 283, 335 (Pa. 1961); *Steinberg v. American Bantam Car Co.*, 76 F. Supp. 426, 436 (W.D. Pa. 1948). The Third Demand also fails in this regard.

The Third Demand seeks information about the 2020 executive compensation system (the "Executive Compensation Plan"), which Driver highly criticizes. There are other reasons why the stated purpose is not related to Driver's interest as a shareholder.

For example, the Executive Compensation Plan was specifically set forth in the April 2, 2021 Annual Meeting Proxy Statement filed by the Company with the Securities and Exchange Commission. The Executive Compensation Plan was then approved by the Company's shareholders at the May 18, 2021 annual shareholder meeting. The performance measures and weighting in the Executive Compensation Plan are identical to those contained in the 2019 executive compensation plan publicly detailed and approved by the shareholders in May, 2020. Despite this, your client still elected to purchase shares in the Company. As you know, courts have come out strongly against shareholders who purchase shares in order to challenge prior board action. *See Polygon Global Opportunities Master Fund v. West Corp.*, 2008 WL 2947486 (Del. Ch. October 12, 2006) (recognizing the "public policy against the 'evil' of purchasing stock in order to attack [board action] which occurred prior to the purchase of the stock.").

In addition, as demonstrated by the Third Demand and the September 22, 2021 letter from Driver to Codorus's Independent Directors, Ms. Dotzel and Mr. Giambalvo, based on what Driver has reviewed in the Company's detailed public filings, your client already has all the information needed to form its opinion that it disagrees with the shareholder approved Executive Compensation Plan. No additional information is necessary for your client to confirm its already formed opinion.

Finally, it is clear from the Board Threat that the Third Demand derives its utility to Driver from the demand itself as a rhetorical platform. As with all prior letters sent to the Company and the Independent Directors, we anticipate your client will make a 13D filing attaching the Third Demand. In the interest of full and fair disclosure to the shareholders, the Company requests your client include all of the Company's responses in those public filings.

Despite the Board Threat, the Company remains committed to reviewing all Section 1508 requests in accordance with the statute and Pennsylvania law as applied to all Company shareholders.

Very truly yours,

STEVENS & LEE

s/Stacey A. Scrivani

Stacey A. Scrivani

SASC:ssc

VERIFICATION

I, J. ABBOTT COOPER, an authorized representative of Driver Opportunity Partners I LP, hereby acknowledge that I have read the foregoing document, and that the facts stated therein are true and correct to the best of my knowledge, information and belief.

I understand that any false statements herein are made subject to penalties of 18 Pa. C.S. Section 4904, relating to unsworn falsification to authorities.

Driver Opportunity Partners I LP

Date: October 28, 2021

By: J. Abbott R. Cooper

J. ABBOTT COOPER